Exhibit 23.2

MARKETING Firm’s Consent

We consent to the inclusion in this Registration Statement of Gaucho Group Holdings, Inc. (formerly Algodon Wines & Luxury Development, Inc. and Algodon Group, Inc.) on Amendment No. 1 to Form S-1 (File No. 333-233586) of my report dated August 12, 2019, which includes research on the contemporary fashion market, its size, growth outlook, revenue, customers, and key trends which such information from the report appears in the Prospectus. We also consent to the reference under the heading “Experts” in such Prospectus.

SparkVision LLC

/s/ Spark Vision LLC
St. Petersburg, FL
September 27, 2019